Exhibit 99.1
Dendreon Announces Common Stock Offering
     SEATTLE, WASHINGTON, May 8, 2009 — Dendreon Corporation (Nasdaq: DNDN) announced today the pricing of an underwritten public offering of 10,700,000 shares of its common stock. Deutsche Bank Securities will act as sole manager for the offering. Dendreon has granted Deutsche Bank Securities an option to purchase an additional 1,279,166 shares of common stock to cover over-allotments, if any.
     Dendreon intends to use the net proceeds of the offering to develop manufacturing facilities, a distribution network, an information technology platform and other infrastructure, to hire sales and marketing, manufacturing, quality and other personnel in preparation for the licensure by the FDA and commercialization of PROVENGE®, and for general corporate purposes, including working capital.
     Shelf registration statements relating to the sale of these securities were filed with the Securities and Exchange Commission and were effective on August 29, 2008 and May 7, 2009. This offering is being made pursuant to a prospectus supplement included as part of the registration statements. Copies of the prospectus supplement relating to this offering, when available, may be obtained by contacting Deutsche Bank Securities Inc., Deutsche Bank Securities, Prospectus Department, Harborside Financial Center, 100 Plaza One, Jersey City, New Jersey 07311-3988, telephone: 1-800-503-4611. Dendreon expects the offering to close on May 13, 2009.
     This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.
About Dendreon
     Dendreon Corporation is a biotechnology company whose mission is to target cancer and transform lives through the discovery, development and commercialization of novel therapeutics. The Company applies its expertise in antigen identification, engineering and cell processing to produce active cellular immunotherapy product candidates designed to stimulate an immune response. Dendreon is also developing an orally-available small molecule that targets TRPM8 that could be applicable to multiple types of cancer as well as benign prostatic hyperplasia. The Company has its headquarters in Seattle, Washington and is traded on the Nasdaq Global Market under the symbol DNDN. For more information about the Company and its programs, visit www.dendreon.com.
     This news release contains forward-looking statements that are subject to risks and uncertainties. These statements include Dendreon’s anticipated use of proceeds and the anticipated timing of closing of the offering. Factors that could affect these forward-looking statements include, but are not limited to, market demand for Dendreon’s common stock and events and developments affecting Dendreon’s business and prospects, including the progress on the commercialization efforts for Provenge and requisite receipt of FDA licensure for marketing. Information on the factors and risks that could affect Dendreon’s business, financial condition and results of operations are contained in Dendreon’s public disclosure filings with the U.S. Securities and Exchange Commission, which are available at www.sec.gov.
Contact:
Jennifer Cook Williams
Investor Relations
Dendreon Corporation
(206) 829-1500